CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated March 16, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-16693 and 811-5295) of Dreyfus Cash Management Plus, Inc.

ERNST & YOUNG LLP

New York, New York May 24, 2005